August 7, 2019

The Peck Company Holdings, Inc.

4050 Williston Road, #511

South Burlington, VT 05403

Ladies and Gentlemen:

We have acted as special counsel to The Peck Company Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 7, 2019. The Company has provided us with a prospectus (the “Prospectus”) which forms part of the Registration Statement. The Prospectus may be amended from time to time in connection with one or more post-effective amendments to the Registration Statement, and the Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).

The Registration Statement, as amended from time to time, including the Prospectus, as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of shares of common stock, par value $0.0001, per share, of the Company (the “Common Stock”), issuable upon the exercise of 4,194,500 warrants that were issued as part of (i) 3,900,000 units issued by the Company pursuant to the Company’s initial public offering (“IPO”) (the “Public Warrants”), and (ii) 294,500 units in a private placement that occurred simultaneously with the IPO (the “Private Warrants” and together with the “Public Warrants,” the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Underlying Shares”. Each of the Warrants is exercisable for one-half of one share of our Common Stock at an exercise price of $5.75 per half share of Common Stock ($11.50 per whole share) and the Warrants may only be exercised for whole shares of Common Stock. The Warrants were issued pursuant to a Warrant Agreement, dated as of March 2, 2016, by and between the Company (f/k/a Jensyn Acquisition Corp.) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agreement”), which Warrant Agreement was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 11, 2016 (the “Form 8-K”).

In connection with this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the following: (a) the second amended and restated certificate of incorporation of the Company, as amended to date (the “Certificate of Incorporation”); (b) the bylaws of the Company, as amended to date (the “Bylaws”); (c) the Registration Statement and all exhibits thereto; and (d) the Warrant Agreement. In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to our opinion as to the Underlying Shares, we have assumed that, (i) at the time of issuance and sale, a sufficient number of shares of the Common Stock are authorized and available for issuance and that the consideration for the issuance and sale of the Underlying Shares (or Warrants exercisable for the Underlying Shares) is in an amount that is not less than the par value of the Common Stock; (ii) the Warrant Agreement has been executed in the form filed as an exhibit to the Form 8-K and any Warrant certificates provided pursuant to the Warrant Agreement (the “Warrant Certificates”) have been executed in the form filed as Exhibit 4.4 to the Company’s registration statement on Form S-1 filed with the SEC on November 23, 2015; (iii) the Warrants and Warrant Certificates have been duly authorized and delivered by the Company, and are valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance; and (iv) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, so as to be in conformity with the Certificate of Incorporation and Bylaws, and so as to comply with any applicable requirements and restrictions imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

The Underlying Shares have been duly authorized by the Company. The Underlying Shares are in conformity with the Certificate of Incorporation and the Bylaws, comply with any applicable requirements and restrictions imposed by any court or governmental body having jurisdiction over the Company, and the issuance of the Underlying Shares pursuant to the exercise of the Warrants do not currently result in a default under, or breach of, any agreement or instrument binding upon the Company. The Underlying Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, Warrant Agreement, Warrant Certificates and any agreements or documents relating thereto, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement, and to the use of our name as it appears under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sullivan & Worcester LLP